Exhibit 99.1
CONTACT: Alisa Rosenberg
(914) 640-5214
STARWOOD HOTELS AND RESORTS WORLDWIDE, INC. ENTERS INTO
CREDIT AGREEMENT WITH A $1.5 BILLION REVOLVING LOAN
COMMITMENT
WHITE PLAINS, NY – February 13th, 2006 — Starwood Hotels & Resorts Worldwide, Inc (NYSE:HOT) announced today that it has closed a new, five-year $1.5 billion Senior Credit Facility (“New Facility”) on February 10, 2006. The New Facility replaces the existing $1.45 billion Revolving and Term Loan Credit Agreement (“Existing Facility”) which would have matured in October, 2006. The New Facility enhances the Company’s financial flexibility at a significantly lower financing cost and is expected to be used for general corporate purposes. The $1.5 billion multi-currency revolving loan commitment was provided by a syndicate of 24 banks, including Deutsche Bank, JP Morgan Chase Bank and Bank of America (Lead Arrangers), Societe Generale, and Calyon. The New Facility matures on February 10th, 2011.
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with approximately 850 properties in more than 95 countries and 145,000 employees at its owned and managed properties. Starwood® Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W®, Le Méridien® and the recently announced AloftSM. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

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